Exhibit 10.10

Approved by Board of Directors on August 15, 2007

Approved by Stockholders on August 20, 2007

Amendment to

WisdomTree Investments, Inc.

(formerly Index Development Partners, Inc.)

2005 Performance Equity Plan

Section 3.1 of the WisdomTree Investments, Inc. 2005 Performance Equity Plan (“Plan”) is hereby amended to increase the total number of shares of Common Stock reserved and available for issuance under the Plan from 10,000,000 shares to 15,000,000 shares.